Exhibit 99.1

City Office REIT Reports First Quarter 2023 Results

VANCOUVER— May 5, 2023—City Office REIT, Inc. (NYSE: CIO) (the “Company,” “City Office,” “we” or “our”) today announced its results for the quarter ended March 31, 2023.

First Quarter Highlights

•	Rental and other revenues were $46.0 million. GAAP net loss attributable to common stockholders was approximately $1.2 million, or ($0.03) per fully diluted share;

•	Core FFO was approximately $15.0 million, or $0.37 per fully diluted share;

•	AFFO was approximately $8.2 million, or $0.20 per fully diluted share;

•	Same Store Cash NOI increased 3.0% as compared to the first quarter of 2022;

•	In-place occupancy was 84.9% as of quarter end;

•	Executed approximately 122,000 square feet of new and renewal leases during the quarter;

•

Increased the total authorized borrowings under the Company’s unsecured credit facility (the “Unsecured Credit Facility”) from $350 million to $375 million and entered into two interest rate swap transactions that effectively fixed over 90% of the Company’s total debt;

•	Declared a first quarter dividend of $0.20 per share of common stock, paid on April 25, 2023; and

•	Declared a first quarter dividend of $0.4140625 per share of Series A Preferred Stock, paid on April 25, 2023.

“From an operational and earnings perspective, our Sunbelt platform continues to perform well,” commented James Farrar, the Company’s Chief Executive Officer. “We are tracking all aspects of the 2023 guidance that we issued last quarter, including a return to positive Same Store Cash NOI growth. Utilization of our properties is also increasing, with our internal portfolio tracking indicating a utilization rate of approximately 60% in March.”

“We continue to operate our portfolio for long term success but remain mindful of broader market volatility and macro headwinds. Given the backdrop of today’s economic conditions, we also announced a reduction of our common dividend, as further described in that separate release. The new dividend allows us to retain $16 million per year of additional liquidity and we believe this adjusted dividend will best position our Company for the current environment.”

A reconciliation of certain non-GAAP financial measures, including FFO, Core FFO, AFFO, NOI, Same Store NOI, Same Store Cash NOI and their equivalent per share measures, to the most directly comparable financial measure under U.S. generally accepted accounting principles (“GAAP”) can be found at the end of this release.

Portfolio Operations

The Company reported that its total portfolio as of March 31, 2023 contained 6.0 million net rentable square feet and was 84.9% occupied.

Same Store Cash NOI increased 3.0% for the three months ended March 31, 2023 as compared to the same period in the prior year.

Leasing Activity

The Company’s total leasing activity during the first quarter of 2023 was approximately 122,000 square feet, which included 44,000 square feet of new leasing and 78,000 square feet of renewals. Approximately 101,000 square feet of leases signed within the quarter will commence subsequent to quarter end.

New Leasing – New leases were signed with a weighted average lease term of 5.5 years at a weighted average annual rent of $31.07 per square foot and at a weighted average cost of $9.28 per square foot per year.

Renewal Leasing – Renewal leases were signed with a weighted average lease term of 3.3 years at a weighted average annual rent of $28.64 per square foot and at a weighted average cost of $2.84 per square foot per year.

Capital Structure

As of March 31, 2023, the Company had total principal outstanding debt of approximately $712.1 million. Approximately 92.2% of the Company’s debt was fixed rate or effectively fixed rate due to interest rate swaps. City Office’s total principal outstanding debt had a weighted average maturity of approximately 3.0 years and a weighted average interest rate of 4.5%.

During the quarter, the Company entered into an amendment to the Unsecured Credit Facility and entered into a three-year $25 million term loan. The term loan increased the Company’s total authorized borrowings under the Unsecured Credit Facility from $350 million to $375 million. In conjunction with the $25 million term loan, the Company also entered into a three-year interest rate swap for a notional amount of $25 million, effectively fixing the rate of the term loan at approximately 6.0% for the three-year term.

During the quarter, the Company entered into an interest rate swap effectively fixing the variable interest rate on $140 million of the Unsecured Credit Facility at approximately 5.6% through November 16, 2025.

Subsequent to quarter end, on May 4, 2023 the Company’s Board of Directors approved a new share purchase plan authorizing the Company to repurchase up to an aggregate amount of $50 million of its outstanding shares of common stock or Series A Preferred Stock. The Company has not repurchased any shares to date.

Dividends

On March 14, 2023, the Company’s Board of Directors approved and the Company declared a cash dividend of $0.20 per share of the Company’s common stock for the three months ended March 31, 2023. The dividend was paid on April 25, 2023 to common stockholders and unitholders of record as of April 11, 2023.

On March 14, 2023, the Company’s Board of Directors approved and the Company declared a cash dividend of $0.4140625 per share of the Company’s 6.625% Series A Preferred Stock for the three months ended March 31, 2023. The dividend was paid on April 25, 2023 to preferred stockholders of record as of April 11, 2023.

Subsequent to quarter end, the Company’s Board of Directors approved and the Company declared a cash dividend of $0.10 per share of the Company’s common stock for the three months ended June 30, 2023. The dividend will be paid on July 21, 2023 to common stockholders and unitholders of record as of July 7, 2023.

Subsequent to quarter end, the Company’s Board of Directors approved and the Company declared a cash dividend of $0.4140625 per share of the Company’s 6.625% Series A Preferred Stock for the three months ended June 30, 2023. The dividend will be paid on July 21, 2023 to preferred stockholders of record as of July 7, 2023.

2023 Outlook

Following City Office’s performance for the first quarter of 2023, the Company is reiterating the components of full year 2023 guidance provided in the Company’s fourth quarter 2022 earnings report.

The Company’s guidance is based on current plans and assumptions and subject to the risks and uncertainties more fully described in the Company’s filings with the United States Securities and Exchange Commission. This outlook reflects management’s view of current and future market conditions, including assumptions such as timing and magnitude of future acquisitions and dispositions, if any, rental rates, occupancy levels, leasing activity, our ability to renew expiring leases, uncollectible rents, operating and general administrative expenses, weighted average diluted shares outstanding and rising interest rates. The Company reminds investors that the impacts of the COVID-19 pandemic, inflation and general market conditions are uncertain and impossible to predict. See “Forward-looking Statements” below.

Webcast and Conference Call Details

City Office’s management will hold a conference call at 11:00 am Eastern Time on May 5, 2023.

The webcast will be available under the “Investor Relations” section of the Company’s website at www.cioreit.com. The conference call can be accessed by dialing 1-833-470-1428 for domestic callers and 1-404-975-4839 for international callers. The passcode for the conference call is 413697.

A replay of the call will be available later in the day on May 5, 2023, continuing through August 3, 2023 and can be accessed by dialing 1-866-813-9403 for domestic callers and 1-929-458-6194 for international callers. The passcode for the replay is 609462. A replay will also be available for twelve months following the call at “Webcasts & Events” in the “Investor Relations” section of the Company’s website.

A supplemental financial information package to accompany the discussion of the results will be posted on www.cioreit.com under the “Investor Relations” section.

Non-GAAP Financial Measures

Funds from Operations (“FFO”) – The National Association of Real Estate Investment Trusts (“NAREIT”) states FFO should represent net income or loss (computed in accordance with GAAP) plus real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments of unconsolidated partnerships and joint ventures, gains or losses on the sale of property and impairments to real estate.

The Company uses FFO as a supplemental performance measure because the Company believes that FFO is beneficial to investors as a starting point in measuring the Company’s operational performance. We also believe that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare the Company’s operating performance with that of other REITs.

However, because FFO excludes depreciation and amortization and captures neither the changes in the value of the Company’s properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of the Company’s properties, all of which have real economic effects and could materially impact the Company’s results from operations, the utility of FFO as a measure of the Company’s performance is limited. In addition, other equity REITs may not calculate FFO in accordance with the NAREIT definition as the Company does, and, accordingly, the Company’s FFO may not be comparable to such other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of the Company’s performance.

Core Funds from Operations (“Core FFO”) – We calculate Core FFO by using FFO as defined by NAREIT and adjusting for certain other non-core items. We also exclude from our Core FFO calculation acquisition costs, loss on early extinguishment of debt, changes in the fair value of earn-outs, changes in fair value of contingent consideration and the amortization of stock based compensation.

We believe Core FFO provides a useful metric in comparing operations between reporting periods and in assessing the sustainability of our ongoing operating performance. Other equity REITs may calculate Core FFO differently or not at all, and, accordingly, the Company’s Core FFO may not be comparable to such other REITs’ Core FFO.

Adjusted Funds from Operations (“AFFO”) – We compute AFFO by adding to Core FFO the non-cash amortization of deferred financing fees and non-real estate depreciation and then subtracting cash paid for recurring tenant improvements, leasing commissions, and capital expenditures, and eliminating the net effect of straight-line rent / expense, deferred market rent and debt fair value amortization. Recurring capital expenditures exclude development / redevelopment activities, capital expenditures planned at acquisition and costs to reposition a property. We exclude first generation leasing costs within the first two years of acquisition, which are generally to fill vacant space in properties we acquire or were planned at acquisition. We have further excluded all costs associated with tenant improvements, leasing commissions and capital expenditures which were funded by the entity contributing the properties at closing.

Along with FFO and Core FFO, we believe AFFO provides investors with appropriate supplemental information to evaluate the ongoing operations of the Company. Other equity REITs may calculate AFFO differently, and, accordingly, the Company’s AFFO may not be comparable to such other REITs’ AFFO.

Net Operating Income (“NOI”) – We define NOI as rental and other revenues less property operating expenses.

We consider NOI to be an appropriate supplemental performance measure to net income because we believe it provides information useful in understanding the core operations and operating performance of our portfolio.

Same Store Net Operating Income (“Same Store NOI”) and Same Store Cash Net Operating Income (“Same Store Cash NOI”) – Same Store NOI and Same Store Cash NOI are calculated as the NOI attributable to the properties continuously owned and operated for the entirety of the reporting periods presented. The Company’s definition of Same Store NOI and Same Store Cash NOI excludes properties that were not stabilized during both of the applicable reporting periods. These exclusions may include, but are not limited to, acquisitions, dispositions and properties undergoing repositioning or significant renovations.

We believe Same Store NOI and Same Store Cash NOI are important measures of comparison because it allows for comparison of operating results of stabilized properties owned and operated for the entirety of both applicable periods and therefore eliminates variations caused by acquisitions, dispositions or repositionings during such periods. Other REITs may calculate Same Store NOI and Same Store Cash NOI differently and our calculation should not be compared to that of other REITs.

Forward-looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Certain statements contained in this press release, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements within the meaning of the federal securities laws and as such are based upon the Company’s current beliefs as to the outcome and timing of future events. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “approximately,” “anticipate,” “assume,” “believe,” “budget,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “future,” “hypothetical,” “intend,” “may,” “outlook,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will” or other similar words or expressions. There can be no assurance that actual forward-looking statements, including projected capital resources, projected profitability and portfolio performance, estimates or developments affecting the Company will be those anticipated by the Company. Examples of forward-looking statements include those pertaining to expectations regarding our financial performance, including under metrics such as NOI and FFO, market rental rates, national or local economic growth, including the impact of inflation, estimated replacement costs of our properties, the Company’s expectations regarding tenant occupancy, re-leasing periods, the Company’s ability to renew expiring leases, tenant compliance with contractual lease obligations, projected capital improvements, expected sources of financing and ability to service existing financing, expectations as to the likelihood and timing of closing of acquisitions, dispositions, or other transactions, the expected operating performance of the Company’s current properties, anticipated near-term acquisitions and descriptions relating to these expectations, including, without limitation, the anticipated net operating income yield and cap rates, lower than expected yields, increased interest rates, operating costs and costs of capital, and changes in local, regional, national and international economic conditions, including as a result of the ongoing COVID-19 pandemic. Forward-looking statements presented in this press release are based on management’s beliefs and assumptions made by, and information currently available to, management.

The forward-looking statements contained in this press release are based on historical performance and management’s current plans, estimates and expectations in light of information currently available to us and are subject to uncertainty and changes in circumstances. There can be no assurance that future developments affecting us will be those that we have anticipated. Actual results may differ materially from these expectations due to the factors, risks and uncertainties described above, changes in global, regional or local political, economic, business, competitive, market, regulatory and other factors described in our news releases and filings with the SEC, including but not limited to those described in our Annual Report on Form 10-K for the year ended December 31, 2022 under the heading “Risk Factors” and in our subsequent reports filed with the SEC, many of which are beyond our control. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove to be incorrect, our actual results may vary in material respects from what we may have expressed or implied by these forward-looking statements. We caution that you should not place undue reliance on any of our forward-looking statements. Any forward-looking statement made by us in this press release speaks only as of the date of this press release. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. The Company does not guarantee that the assumptions underlying such forward-looking statements contained in this press release are free from errors. Unless otherwise stated, historical financial information and per share and other data are as of March 31, 2023 or relate to the quarter ended March 31, 2023. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by applicable securities laws.

City Office REIT, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands, except par value and share data)

	March 31, 2023	December 31, 2022
Assets
Real estate properties
Land	$199,537	$199,537
Building and improvement	1,217,036	1,215,000
Tenant improvement	142,188	139,365
Furniture, fixtures and equipment	689	689

	1,559,450	1,554,591
Accumulated depreciation	(186,143)	(175,720)

	1,373,307	1,378,871

Cash and cash equivalents	35,854	28,187
Restricted cash	16,385	16,075
Rents receivable, net	46,758	44,429
Deferred leasing costs, net	21,841	21,989
Acquired lease intangible assets, net	52,692	55,438
Other assets	29,039	29,450

Total Assets	$1,575,876	$1,574,439

Liabilities and Equity
Liabilities:
Debt	$708,481	$690,099
Accounts payable and accrued liabilities	29,527	35,753
Deferred rent	8,869	9,147
Tenant rent deposits	7,177	7,040
Acquired lease intangible liabilities, net	8,781	9,150
Other liabilities	21,522	20,076

Total Liabilities	784,357	771,265

Commitments and Contingencies
Equity:
6.625% Series A Preferred stock, $0.01 par value per share, 5,600,000 shares authorized, 4,480,000 issued and outstanding as of March 31, 2023 and December 31, 2022	112,000	112,000
Common stock, $0.01 par value, 100,000,000 shares authorized, 39,938,451 and 39,718,767 shares issued and outstanding as of March 31, 2023 and December 31, 2022	399	397
Additional paid-in capital	435,626	436,161
Retained earnings	242,318	251,542
Accumulated other comprehensive income	789	2,731

Total Stockholders’ Equity	791,132	802,831
Non-controlling interests in properties	387	343

Total Equity	791,519	803,174

Total Liabilities and Equity	$1,575,876	$1,574,439

City Office REIT, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share data)

	Three Months Ended March 31,
	2023	2022
Rental and other revenues	$45,957	$44,852

Operating expenses:
Property operating expenses	17,720	16,489
General and administrative	3,765	3,456
Depreciation and amortization	15,304	15,815

Total operating expenses	36,789	35,760

Operating income	9,168	9,092
Interest expense:
Contractual interest expense	(7,972)	(5,747)
Amortization of deferred financing costs and debt fair value	(323)	(312)

	(8,295)	(6,059)
Net gain on sale of real estate property	—	21,658

Net income	873	24,691
Less:
Net income attributable to non-controlling interests in properties	(169)	(171)

Net income attributable to the Company	704	24,520
Preferred stock distributions	(1,855)	(1,855)

Net (loss)/income attributable to common stockholders	$(1,151)	$22,665

Net (loss)/income per common share:
Basic	$(0.03)	$0.52

Diluted	$(0.03)	$0.51

Weighted average common shares outstanding:
Basic	39,873	43,554

Diluted	39,873	44,406

Dividend distributions declared per common share	$0.20	$0.20

City Office REIT, Inc.

Reconciliation of Net Income to FFO, Core FFO and AFFO

(Unaudited)

(In thousands, except per share data)

Three Months Ended March 31, 2023
Net loss attributable to common stockholders	$(1,151)
(+) Depreciation and amortization	15,304

14,153
Non-controlling interests in properties:
(+) Share of net income	169
(-) Share of FFO	(325)

FFO attributable to common stockholders	$13,997

(+) Stock based compensation	1,024

Core FFO attributable to common stockholders	$15,021

(-) Net recurring straight-line rent/expense adjustment	(1,530)
(+) Net amortization of above and below market leases	9
(+) Net amortization of deferred financing costs and debt fair value	321
(-) Net recurring tenant improvements and incentives	(2,938)
(-) Net recurring leasing commissions	(843)
(-) Net recurring capital expenditures	(1,797)

AFFO attributable to common stockholders	$8,243

FFO per common share	$0.34

Core FFO per common share	$0.37

AFFO per common share	$0.20

Dividends distributions declared per common share	$0.20
FFO Payout Ratio	58%
Core FFO Payout Ratio	54%
AFFO Payout Ratio	99%

Weighted average common shares outstanding - diluted	40,702

City Office REIT, Inc.

Reconciliation of Rental and Other Revenues to Same Store NOI and Same Store Cash NOI

(Unaudited)

(In thousands)

	Three Months Ended March 31,
	2023	2022
Rental and other revenues	$45,957	$44,852
Property operating expenses	17,720	16,489

Net operating income (“NOI”)	$28,237	$28,363
Less: NOI of properties not included in same store	(689)	(2,683)

Same store NOI	$27,548	$25,680
Less:
Termination fee income	(254)	(416)
Straight-line rent/expense adjustment	(1,539)	(327)
Above and below market leases	28	80
NCI in properties – share in cash NOI	(434)	(400)

Same store cash NOI	$25,349	$24,617

Contact

City Office REIT, Inc.

Anthony Maretic, CFO

+1-604-806-3366

investorrelations@cityofficereit.com